Exhibit 99.1

Purple Innovation Reports Fourth Quarter and Full Year 2022 Results

Lehi, Utah, March 16, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter Financial Summary (Comparisons versus Fourth Quarter 2021)1

•	Net revenue was $145.1 million, a decrease of 22.2% compared to 4Q21.

o	Wholesale revenue increased 0.3% compared to 4Q21.

o	Direct-to-Consumer (DTC) revenue decreased 34.5% compared to 4Q21 while advertising spend decreased 77.7% compared to 4Q21.

•	Gross margin increased to 35.0% from 34.7% in 4Q21.

•	Operating expenses as a percent of net revenue improved to 42.6% compared to 51.4% in 4Q21.

•	Operating loss improved $20.0 million to $(11.1) million compared to an operating loss of $(31.1) million in 4Q21

•	Net loss was $(70.2) million as compared to a net loss of $(21.8) million in 4Q21

o	Adjusted net loss was $(9.1) million, or $(0.10) per diluted share as compared to adjusted net loss of $(23.9) million, or $(0.35) per diluted share in 4Q21.

•	EBITDA was $156.3 million compared to $(20.0) million in 4Q21.

o	Adjusted EBITDA was breakeven compared to $(23.4) million in 4Q21.

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Full Year 2022 Financial Summary (Comparisons versus Full Year 2021)2

•	Net revenue was $575.7 million, a decrease of 20.7% compared to 2021.

o	Wholesale revenue decreased 2.7% compared to 2021.

o	Direct-to-Consumer (DTC) revenue decreased 30.3% compared to 2021 while advertising spend decreased 58.9% compared to 2021.

•	Gross margin was 36.6% compared to 40.6% in 2021

•	Operating expenses as a percent of net revenue were 43.6% compared to 43.8% in 2021.

•	Operating loss was $(40.3) million compared to an operating loss of $(23.4) million in 2021

•	Net loss was $(89.9) million as compared to net income of $3.9 million in 2021

o	Adjusted net loss was $(30.3) million, or $(0.37) per diluted share as compared to adjusted net loss of $(13.1) million, or $(0.19) per diluted share in 2021.

•	EBITDA was $143.5 million compared to $14.2 million in 2021.

o	Adjusted EBITDA was $2.3 million compared to $11.0 million in 2021.

•	Inventories decreased 25.8% to $73.2 million compared to end of 2021.

“Against a very challenging backdrop in 2022, our organization made substantial headway toward improving the efficiency of the business and strengthening our foundation for growth,” said Chief Executive Officer Rob DeMartini. “We executed several strategic initiatives that we believe position Purple to deliver improved results even in the face of continued market headwinds including right sizing our cost structure and lowering expenses to align with current demand, adding significant experience and expertise to our leadership team, and providing an immediate entrée into the high-margin, luxury mattress category with our acquisition of Intellibed. While our financial performance is not yet where we expect it to be, we are encouraged with the way the year unfolded and are optimistic that our work has set the Company up to return to top and bottom-line growth starting in the back half of 2023.”

DeMartini continued, “The first few months of the new year have been highlighted by the introduction of our broadest, most innovative product line in the Company’s history. The response from our wholesale partners to our new and improved offering has been very positive, adding to our confidence that the upcoming launch, which is being supported by new marketing and brand messaging and enhancements to our in-store presence, will accelerate consumer demand as the year progresses. While near-term challenges persist, longer-term, we are excited about our prospects for sustained market share gains and look forward to reestablishing a strong growth trajectory once macroeconomic and industry headwinds subside.”

[2]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Fourth Quarter 2022 Review

Fourth quarter 2022 net revenue decreased 22.2% to $145.1 million, compared to $186.4 million in the fourth quarter of 2021. This decrease was primarily due to changing demand for home related products, inflationary pressure on discretionary consumer spending and an intentional reduction in advertising spend which was down 77.7% compared with a year ago. By channel, versus prior year, direct to consumer net revenues declined 34.5%. Within DTC, ecommerce declined 43.4%, meaningfully less than our decline in advertising spend, which underscores our significant improvement in advertising spend efficiency. The ecommerce decline was primarily driven by market conditions and compounded by changes in consumer consumption patterns. Showroom net revenue increased 41.3% driven largely by the addition of 27 net new showrooms over the past 12 months. These declines in the DTC channel were partially offset by an increase in wholesale net revenue of 0.3%, driven in part by the September 2022 Intellibed acquisition.

Gross margin for the fourth quarter 2022 increased to 35.0% compared to 34.7% in the year ago period. This increase was largely due to the cost reduction initiatives implemented in 2022, partially offset by an increased proportion of wholesale channel revenue which carries a lower average selling price than sales from our DTC channel, and an increased promotional environment versus last year. Wholesale net revenues comprised approximately 46% of net revenue for the quarter compared with approximately 36% in the same quarter last year.

Operating expenses declined $34.0 million to $61.9 million compared to $95.8 million in the fourth quarter of 2021. This reduction in operating expenses was largely driven by a decrease in marketing and sales expense of $38.2 million, or 50%, due to the intentional reduction in advertising spend to improve marketing efficiency, stabilize profitability and align spending with current demand levels. Operating expenses were 42.6% of net revenue for the fourth quarter of 2022 compared to 51.4% in the year ago period.

Operating loss was $(11.1) million for the fourth quarter 2022 compared to an operating loss of $(31.1) million in the prior year period.

Net loss was $(70.2) million for the fourth quarter 2022 compared to a net loss of $(21.8) million in the year ago period.

Adjusted net loss, which excludes certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including gains associated with the change in tax receivable agreement income and the change in valuation of net deferred tax assets, was $(9.1) million, or $(0.10) per adjusted diluted share, compared to $(23.9) million, or $(0.35) per adjusted diluted share in the prior year period. Adjusted net income and adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 25.4% for the comparable prior year period.

EBITDA for the fourth quarter 2022 was $156.3 million compared to $(20.0) million in the fourth quarter 2021. Adjusted EBITDA, which excludes certain non-cash gains and losses and certain other items was breakeven compared to Adjusted EBITDA of $(23.4) million in the prior year period.

EBITDA, adjusted EBITDA, adjusted net loss, and adjusted net loss per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. More information about these measures is provided below under the heading “Non-GAAP Financial Measures.”

Full Year 2022 Review

Full year 2022 net revenue decreased 20.7% to $575.7 million, compared to $726.2 million in 2021. This decrease was primarily due to changing demand for home related products, inflationary pressure on discretionary consumer spending and an intentional reduction in advertising spend which was down 58.9% compared with a year ago. By channel, versus prior year, direct to consumer net revenues declined 30.3%. Within DTC, ecommerce declined 39.5%, meaningfully less than our decline in advertising spend, which underscores our significant improvement in advertising spend efficiency. The ecommerce decline was primarily driven by market conditions and compounded by a normalization of consumer consumption patterns. Showroom net revenue increased 94.7% driven largely by the addition of 27 net new showrooms over the past 12 months. Wholesale net revenues decreased 2.7% year-over-year driven primarily by reduced purchase by existing wholesale partners during 2022 in response to market conditions, partially offset by the addition of new wholesale doors and the Intellibed acquisition which contributed mostly to wholesale net revenues.

Gross margin for 2022 was 36.6% compared to 40.6% in the year ago period. This decrease was largely due to higher materials, labor and freight costs and an increased proportion of wholesale channel revenue which carries a lower average selling price than sales from our DTC channel. These headwinds were partially offset by cost reduction initiatives implemented throughout 2022.

Operating expenses declined $67.5 million to $250.8 million compared to $318.3 million in 2021. This reduction in operating expenses was largely driven by a decrease in marketing and sales expense of $73.9 million, or 30.9% to $165.4 million compared to $239.3 million in the prior year, due to the intentional reduction in advertising spend in order to improve marketing efficiency, stabilize profitability and align spending with current demand levels.

Operating loss for 2022 was $(40.3) million compared to an operating loss of $(23.4) million in the prior year.

Net loss was $(89.9) million for 2022 compared to net income $3.9 million in 2021. Adjusted net income which excludes certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including gains associated with the change in tax receivable agreement income and the change in valuation of net deferred tax assets, was $(30.3) million, or $(0.37) per adjusted diluted share, compared to $(13.1) million, or $(0.19) per adjusted diluted share in the prior year period. Adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 25.4% for the comparable prior year period.

EBITDA for 2022 was $143.5 million compared to $14.2 million in 2021. Adjusted EBITDA, which excludes certain non-cash gains and losses and certain other items was $2.3 million compared to Adjusted EBITDA of $11.0 million in the prior year.

EBITDA, adjusted EBITDA, adjusted net loss, and adjusted net loss per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. More information about these measures is provided below under the heading “Non-GAAP Financial Measures.”

Balance Sheet

As of December 31, 2022, the Company had cash and cash equivalents, including restricted cash, of $41.8 million compared to $91.6 million as of December 31, 2021.

On February 13, 2023, Purple completed a primary public offering that resulted in $57.0 million of net proceeds. The primary purpose of this transaction was to provide the Company with financial flexibility to execute its new product and brand strategy that was unveiled at the Las Vegas Market trade show in early January. In February, the Company also extinguished its $24.7 million senior term loan and reduced its existing credit revolver to $50.0 million, which currently has zero borrowings against it.

Inventories at December 31, 2022 were $73.2 million, a decrease of 25.8% compared with $98.7 million at December 31, 2021, and a decrease of 19.9% compared with inventories of $91.4 million at September 30, 2022. The decrease in inventories was driven by a reduction in mattress inventories and resale finished goods as the Company aligns its inventories to the current demand environment.

2023 Outlook

For 2023, the Company currently expects full year revenue to be in the range of $590 to $615 million and adjusted EBITDA between $13 million and $17 million. The Company expects its performance to improve as it progresses through the year with sequential improvements each quarter as it benefits from new, higher margin products being launched in the second quarter, the introduction of new, more effective marketing programs aimed at elevating the Purple brand and attracting a higher-end consumer, further development and expansion of its distribution channels, and improved operating efficiencies following last year’s cost and expense reduction actions.

In terms of how the year unfolds, the challenging market trends from 2022 have continued into the start of 2023. On top of this, with the upcoming new product launch in May 2023, the Company’s first quarter performance is also being impacted by lower wholesale sales as its retail partners reduce on hand inventories by selling through Purple legacy mattress models without replenishing orders ahead of taking delivery of the new models in the second quarter. As a result, the Company currently expects net revenue to be approximately $105 million and adjusted EBITDA of approximately $(9.5) million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on March 16, 2023 at 4:30 p.m. Eastern Time. To access the call (877) 425-9470 (domestic) or (201) 389-0878 (international). The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in new mattress lines, innovation and showrooms; our ability to achieve profitability; the adequacy of our cash and other capital resources; expected improvements in performance quarter-over-quarter; expected improvement in margin rates; our ability to successfully execute on improvement strategies; expected improvements in our operating performance; expected growth in revenue and net income in 2023; our ability to improve the effectiveness of our new marketing programs, including to improve brand recognition and attract higher-end consumers; demand for our products; the impact of the introduction of new product models, including in the luxury category, on our operating results; wholesaler responses to our new product offerings; expectations regarding consumer behavior; our ability to develop and expand our distribution channels, including distribution of new luxury product models and increasing floor presence;; our ability to accelerate product innovation and develop a path to premium products; the impact of the Intellibed acquisition on our operating results and ability to enter new categories;; and expected financial and operating results for the first quarter and full year 2023, including net revenue and Adjusted EBITDA. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, as amended by our Annual Report on Form 10-K/A filed with the SEC on March 16, 2022 and our Quarterly Reports on Form 10-Q filed with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net loss, and adjusted net loss per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for full year 2023, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2022	2021
Assets
Current assets:
Cash, cash equivalents and restricted cash	$41,754	$91,616
Accounts receivable, net	34,566	25,430
Inventories, net	73,197	98,690
Prepaid expenses	7,821	8,064
Other current assets	4,117	5,702
Total current assets	161,455	229,502
Property and equipment, net	136,673	112,614
Operating lease right-of-use assets	102,541	68,037
Goodwill	4,897	—
Intangible assets, net	26,221	13,204
Deferred income taxes	—	217,791
Other long-term assets	1,546	1,322
Total assets	$433,333	$642,470

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,441	$79,752
Accrued sales returns	5,107	7,116
Accrued compensation	6,691	8,928
Customer prepayments	4,452	10,854
Accrued sales and use tax	2,978	4,672
Accrued rebates and allowances	9,804	10,169
Operating lease obligations – current portion	13,708	7,053
Other current liabilities	10,238	13,470
Total current liabilities	99,419	142,014
Debt, net of current portion	21,549	94,113
Operating lease obligations, net of current portion	115,599	81,159
Warrant liabilities	—	4,343
Tax receivable agreement liability, net of current portion	—	162,239
Other long-term liabilities, net of current portion	17,876	12,061
Total liabilities	254,443	495,929
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 91,380 issued and outstanding at December 31, 2022 and 66,493 issued and outstanding at December 31, 2021	9	7
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at December 31, 2022 and 448 issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	529,466	407,591
Accumulated deficit	(351,514)	(261,825)
Total stockholders’ equity attributable to Purple Innovation, Inc.	177,961	145,773
Noncontrolling interest	929	768
Total stockholders’ equity	178,890	146,541
Total liabilities and stockholders’ equity	$433,333	$642,470

PURPLE INNOVATION, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2020	2022	2021	2020

Revenues, net	$145,124	$186,431	$173,889	$575,692	$726,227	$648,471
Cost of revenues	94,393	121,748	91,859	365,110	431,253	343,374
Gross profit	50,731	64,683	82,030	210,582	294,974	305,097
Operating expenses:
Marketing and sales	38,049	76,237	60,678	165,388	239,290	187,991
General and administrative	20,869	18,071	12,613	76,702	72,095	39,925
Research and development	2,937	1,509	1,243	8,755	6,939	5,955
Total operating expenses	61,855	95,817	74,534	250,845	318,324	233,871
Operating income (loss)	(11,124)	(31,134)	7,496	(40,263)	(23,350)	71,226
Other income (expense):
Interest expense	(1,089)	(743)	(609)	(3,536)	(1,872)	(4,654)
Other income (expense), net	(565)	(164)	(200)	423	(194)	(91)
Loss on extinguishment of debt	—	—	—	—	—	(5,782)
Change in fair value – warrant liabilities	122	4,685	(87,480)	4,343	24,054	(300,073)
Tax receivable agreement income (expense)	161,970	3,377	(643)	161,970	4,016	(34,155)
Total other income (expense), net	160,438	7,155	(88,932)	163,200	26,004	(344,755)
Net income (loss) before income taxes	149,314	(23,979)	(81,436)	122,937	2,654	(273,529)
Income tax benefit (expense)	(219,481)	2,222	7,931	(212,864)	1,217	43,749
Net income (loss)	(70,167)	(21,757)	(73,505)	(89,927)	3,871	(229,780)
Net income (loss) attributable to noncontrolling interest	(42)	(215)	(91)	(238)	(160)	7,087
Net income (loss) attributable to Purple Innovation, Inc.	(70,125)	$(21,542)	$(73,414)	$(89,689)	$4,031	$(236,867)

Net income (loss) per share:
Basic	(0.77)	$(0.32)	$(1.22)	$(1.10)	$0.06	$(6.04)
Diluted	(0.77)	$(0.39)	$(1.22)	$(1.10)	$(0.30)	$(6.04)
Weighted average common shares outstanding:
Basic	91,380	66,483	60,372	81,779	65,928	39,219
Diluted	91,380	67,302	60,372	81,779	67,302	39,219

PURPLE INNOVATION, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2020	2022	2021	2020
Cash flows from operating activities:
Net income (loss)	$(70,167)	$(21,757)	$(73,505)	$(89,927)	$3,871	$(229,780)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,282	3,118	1,533	17,487	9,473	7,899
Non-cash interest	189	129	132	1,072	517	3,105
Paid-in-kind interest	—	—	—	—	—	(6,616)
Loss on extinguishment of debt	—	—	—	—	—	5,782
Loss on disposal of property and equipment	620	—	—	620	—	—
Change in fair value – warrant liabilities	(122)	(4,685)	87,480	(4,343)	(24,054)	300,073
Tax receivable agreement (income) expense	(161,970)	(3,377)	643	(161,970)	(4,016)	34,155
Stock-based compensation	754	1,009	626	3,366	3,366	2,185
Gain from effective settlement of preexisting relationship	—	—	—	(1,421)	—	—
Deferred income taxes	220,398	(1,871)	(9,994)	213,548	(3,608)	(45,812)
Changes in operating assets and liabilities:
Accounts receivable	(4,571)	2,140	(7,217)	(4,112)	3,681	(419)
Inventories	17,477	(14,645)	(14,951)	28,956	(32,964)	(18,098)
Prepaid expenses and other assets	1,865	(425)	693	1,757	1,744	(5,047)
Operating leases, net	1,304	622	460	7,709	2,159	1,396
Accounts payable	(6,994)	8,995	6,371	(33,609)	6,796	16,049
Accrued sales returns	(193)	213	(1,857)	(2,009)	(1,312)	1,157
Accrued compensation	(4,482)	(4,665)	1,694	(2,892)	(5,482)	6,255
Customer prepayments	666	1,571	46	(6,456)	4,601	(5)
Accrued rebates and allowances	1,753	2,098	(1,921)	(365)	(722)	5,580
Other accrued liabilities	(108)	495	3,624	3,816	5,047	3,398
Net cash provided by (used in) operating activities	1,701	(31,035)	(6,143)	(28,773)	(30,903)	81,257

Cash flows from investing activities:
Cash, cash equivalents and restricted cash acquired from acquisition, net of cash paid	12	—	—	3,660	—	—
Purchase of property and equipment	(3,954)	(13,792)	(13,684)	(35,376)	(53,938)	(27,878)
Investment in intangible assets	(148)	(1,769)	(371)	(2,785)	(3,121)	(11,261)
Net cash used in investing activities	(4,090)	(15,561)	(14,055)	(34,501)	(57,059)	(39,139)

Cash flows from financing activities:
Proceeds from term loan	—	—	—	—	—	45,000
Payments on related-party loan	—	—	—	—	—	(37,497)
Payments on term loan	(15,000)	—	—	(17,531)	(2,250)	(563)
Proceeds from revolving line of credit	—	(562)	(563)	—	55,000	—
Payments on revolving line of credit	—	55,000	—	(55,000)	—	—
Proceeds from stock offering	—	—	45,653	98,210	—	—
Payments for stock offering costs	—	376	589	(5,344)	—	—
Proceeds from exercise of warrants	—	—	—	—	116	46,359
Proceeds from exercise of stock options	—	—	—	166	1,418	2,007
Payments for debt issuance costs	—	—	—	(1,242)	—	(2,460)
Tax receivable agreement payments	—	—	—	(5,847)	(628)	—
Proceeds from InnoHold indemnification payment	—	—	—	—	4,142	—
Distributions to members	—	(218)	(481)	—	(1,175)	(5,487)
Net cash provided by financing activities	(15,000)	54,596	45,198	13,412	56,623	47,359
Net increase (decrease) in cash	(17,389)	8,000	25,000	(49,862)	(31,339)	89,477
Cash and cash equivalents, beginning of the period	59,143	83,616	97,955	91,616	122,955	33,478
Cash and cash equivalents, end of the period	$41,754	$91,616	$122,955	$41,754	$91,616	$122,955

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$861	$610	$8,167	$2,693	$999	$8,167
Cash paid during the period for income taxes	$84	$150	$2,060	$303	$4,645	$2,060

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$699	$736	$3,305	$4,162	$6,443	$3,305
Issuance of stock for Intellibed acquisition	$—	$—	—	26,106	$—	$—
Non-cash leasehold improvements	$—	$—	$5,147	$—	$3,238	$5,147
Accrued tax distributions	$—	$97	$—	$228	$401	$668
Tax receivable agreement liability	$—	$(16)	$137,314	$—	$760	$137,314
Deferred income taxes	$—	$1,968	$165,676	$—	$2,937	$165,676
Exercise of liability warrants	$—	$(10)	$252,796	$—	$64,311	$252,796

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, product reserve, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, acquisition expenses, executive interim and search costs, severance costs, vendor separation fee, showroom opening costs, new production facility start-up costs, previous period sales tax liability and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2020	2022	2021	2020

GAAP net income (loss)	$(70,167)	$(21,757)	$(73,505)	$(89,927)	$3,871	$(229,780)
Interest (income) expense	1,089	743	609	3,536	1,872	4,654
Income tax (benefit) expense	219,481	(2,222)	(7,931)	212,864	(1,217)	(43,749)
Other income (expense), net	565	164	200	(423)	194	91
Depreciation and amortization	5,282	3,118	1,533	17,487	9,473	7,899
EBITDA	156,250	(19,954)	(79,094)	143,537	14,193	(260,885)
Adjustments:
Debt extinguishment and change in fair value – warrant liability	(122)	(4,685)	87,480	(4,343)	(24,054)	305,855
Stock-based compensation expense	755	1,009	626	3,367	3,366	2,185
Vendor separation fee	—	—	—	3,136	—	1,660
Product reserve	—	—	—	—	—	500
Tax receivable agreement (income) expense	(161,970)	(3,377)	643	(161,970)	(4,016)	34,155
Legal fees	2,986	163	488	3,479	10,044	1,544
Acquisition expenses	470	—	—	3,859	—	—
Executive interim and search costs	1,096	980	126	5,180	3,146	126
Severance costs	317	1,304	70	2,786	1,897	203
Showroom opening costs	230	763	222	2,546	1,945	222
New production facility start-up costs	—	275	1,237	348	3,131	1,237
Previous period sales tax liability	—	—	322	—	1,049	1,011
COVID-19 related expenses	—	122	104	331	263	311
Adjusted EBITDA	$12	$(23,400)	$12,224	$2,256	$10,964	$88,124

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2020	2022	2021	2020
Net income (loss)	$(70,167)	$(21,757)	(73,505)	$(89,927)	$3,871	(229,780)
Income tax (benefit) expense, as reported	219,481	(2,222)	(7,931)	212,864	(1,217)	(43,749)
Tax receivable agreement (income) expense	(161,970)	(3,377)	643	(161,970)	(4,016)	34,155
Change in fair value – warrant liabilities	(122)	(4,685)	87,480	(4,343)	(24,054)	300,073
Loss on extinguishment of debt	—	—	—	—	—	5,782
Secondary offering expenses	—	—	—	—	7,858	—
Acquisition expenses	470	—	—	3,859	—	—
Gain on effective settlement in acquisition	—	—	—	(1,421)	—	—
Adjusted net income (loss) before income taxes	(12,308)	(32,041)	6,687	(40,938)	(17,558)	66,481
Adjusted income taxes(1)	3,188	8,138	(1,712)	10,603	4,460	(17,019)
Adjusted net income (loss)	$(9,120)	$(23,903)	4,975	$(30,335)	$(13,098)	49,462

Adjusted net income (loss) per share, diluted	$(0.10)	$(0.35)	$0.07	$(0.37)	$(0.19)	$0.78

Adjusted weighted-average shares outstanding, diluted(2)	91,828	67,454	68,582	82,227	67,302	63,572

(1)	Represents the estimated effective tax rate of 25.9%, 25.4% and 25.6% for the three and twelve months ended December 31, 2022, 2021 and 2020, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates and excludes the impact of the valuation allowance in 2022.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and nine months ended September 30, 2021, 2020 and 2019:

	For the Three Months Ended
	December 31, 2022			December 31, 2021			December 31, 2020
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(70,125)	91,380	(0.77)	$(21,542)	66,483	$(0.32)	$(73,414)	60,372	$(1.22)
Assumed exchange of shares(2)	(42)	448		(215)	448		(91)	574
Net income (loss)	(70,167)			(21,757)			(73,505)
Adjustments to arrive at adjusted net income before taxes(3)	57,859			(10,284)	523		80,192	7,636
Adjusted net income (loss) before taxes	(12,308)			(32,041)			6,687
Adjusted income taxes(4)	3,188			8,138			(1,712)
Adjusted net income (loss)	$(9,120)	91,828	(0.10)	$(23,903)	67,454	$(0.35)	$4,975	68,582	$0.07

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average basic shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9%, 25.4% and 25.6% for the three and twelve months ended December 31, 2022, 2021 and 2020, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates and excludes the impact of the valuation allowance in 2022.

	For the Year Ended
	December 31, 2022			December 31, 2021			December 31, 2020
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(89,689)	81,799	(1.10)	$4,031	65,928	$(0.06)	$(236,867)	39,219	$(6.04)
Assumed exchange of shares(2)	(238)	448		(160)	454		7,087	21,740
Net income (loss)	(89,927)			3,871			(229,780)
Adjustments to arrive at adjusted net income before taxes(3)	48,989			(21,429)	920		296,261	2,613
Adjusted net income before taxes	(40,938)			(17,558)			66,481
Adjusted income taxes(4)	10,603			4,460			(17,019)
Adjusted net income	$(30,335)	82,247	(0.37)	$(13,098)	67,302	(0.19)	$49,462	63,572	$0.78

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average basic shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the nine months ended September 30, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.